PROSPECTUS SUPPLEMENT NO. 3                     FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED JUNE 20, 2001                     REGISTRATION NO. 333-37684

                                  $200,000,000
                             PINNACLE HOLDINGS INC.
                  5.5% CONVERTIBLE SUBORDINATED NOTES DUE 2007
             AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES
            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 15, 2001

         This prospectus supplement relates to the resale by the selling securityholders of 5.5% convertible subordinated notes due 2007 of Pinnacle Holdings Inc. and the shares of common stock, par value of $0.01 per share, issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated June 20, 2001, prospectus supplement No. 1 dated July 27, 2001 and prospectus supplement No. 2 dated August 3, 2001, which are to be delivered with this prospectus supplement.

         The following table sets forth information concerning beneficial ownership of the notes by the selling securityholders as listed below. This table supplements the information provided in the prospectus dated June 20, 2001, prospectus supplement No. 1 dated July 27, 2001 and prospectus supplement No. 2 dated August 3, 2001. All information concerning beneficial ownership has been furnished by the selling securityholders on or before August 14, 2001.

                                                 PRINCIPAL AMOUNT
                                                     OF NOTES               NUMBER OF SHARES         RELATIONSHIPS
                                                BENEFICIALLY OWNED           OF COMMON STOCK              WITH
NAME                                            THAT MAY BE SOLD            THAT MAY BE SOLD(1)         PINNACLE
----                                            ------------------          -------------------      --------------
Mainstay VP Convertible Portfolio                  $  1,250,000                    15,949                   No
CRT Capital Group LLC                              $    627,000                     8,000                   No

(1) Assumes conversion of all of the selling securityholder's notes at a conversion price of $78.375 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Under the terms of the indenture governing the notes, fractional shares will not be issued upon conversion of the notes. Pinnacle Holdings Inc. will pay an amount in cash in lieu of fractional shares, if any.